Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

February 13, 2017

Vifor (International) Ltd.

Rechenstrasse 37

CH-9014 St. Gallen

Switzerland

Re:     Grant of Rights to CCX168 in Expanded Territory

Ladies and Gentlemen:

As you know, Vifor Fresenius Medical Care Renal Pharma Ltd. (“VFMCRP”) and ChemoCentryx, Inc. (“ChemoCentryx”) are parties to that certain Collaboration and License Agreement, dated May 9, 2016 (the “VFMCRP Agreement”), pursuant to which ChemoCentryx granted VFMCRP an exclusive license to commercialize ChemoCentryx’s proprietary C5aR inhibitor known as CCX168 in certain countries. Capitalized terms used but not otherwise defined in this letter agreement (this “Letter”) will have the meanings provided in the VFMCRP Agreement. The VFMCRP Agreement was originally entered into between Vifor (International) Ltd. (“Vifor”) and ChemoCentryx and was subsequently assigned by Vifor to VFMCRP, so that references in the VFMCRP Agreement to VIT now refer to VFMCRP.

ChemoCentryx now desires to grant to Vifor rights to CCX168 in certain other countries that are consistent with the rights granted to VFMCRP in the VFMCRP Agreement, with the understanding that Vifor intends to assign such rights to VFMCRP prior to June 30, 2018.

ChemoCentryx and Vifor, intending to be legally bound, hereby agree as follows:

1. “Vifor Territory” means (i) all countries of the world excluding the U.S., China, Europe, Central America, South America, Mexico, Canada, South Korea, and Africa and (ii) China, if China is added to the Vifor Territory pursuant to Section 1(a) below.

650 210.2900 Voice

650 210.2910 Fax

850 Maude Avenue

Mountain View, CA 94043, USA                                                                                  Medicines In Motion

1.	Confidential

(a) ChemoCentryx shall notify Vifor within thirty (30) days after entering into a written agreement with a Third Party for development of the Product for Regulatory Approval in China (a “China Agreement”). If ChemoCentryx has not entered into a China Agreement by [***], then Vifor may elect to expand the Vifor Territory to include China by (i) delivering written notice of such expansion to ChemoCentryx and (ii) paying ChemoCentryx a one-time, non-refundable, non-creditable payment of [***] United States dollars (US$[***]), in each case (i) and (ii) within thirty (30) days after [***]. Upon ChemoCentryx’s receipt of such notice and payment during such thirty (30)-day period, the Vifor Territory will automatically be expanded to include China. If ChemoCentryx does not receive such notice and payment during such thirty (30)-day period, the Vifor Territory shall continue to exclude China.

(b) “China” means the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China and the Macao Special Administrative Region of the People’s Republic of China.

(c) “China Agreement Revenue” means all amounts received by ChemoCentryx from a Third Party under a China Agreement, but specifically excluding: (a) amounts received in consideration of the issuance of equity or debt securities of ChemoCentryx or its Affiliate; (b) payments for research, development, or commercialization activities undertaken by ChemoCentryx or its Affiliate; (c) reimbursements for amounts paid or costs incurred by or on behalf of ChemoCentryx or its Affiliate, including patent prosecution, maintenance, enforcement or defense expenses; (d) amounts received as an extension of credit or loan or as a distribution of a patent enforcement award; or (e) payments for the supply of goods and/or services. Notwithstanding the foregoing, if an upfront payment under a China Agreement includes amounts received in consideration of the issuance of equity or debt securities of ChemoCentryx or its Affiliate, [***], will be included in China Agreement Revenue. [***]. In the event that ChemoCentryx grants rights to the Product along with a license to any proprietary technology or intellectual property related to products other than the Product, ChemoCentryx shall reasonably and in good faith allocate the amounts received among all technology licensed or sublicensed, and China Agreement Revenue shall include only the portion allocated to the Product. For clarity, China Agreement Revenue excludes amounts received by ChemoCentryx from a Third Party in connection with a sale of substantially all of the business or assets to which this Agreement relates.

(d) Within sixty (60) days after the end of each Calendar Quarter in which ChemoCentryx receives China Agreement Revenue, ChemoCentryx shall pay to Vifor an amount equal to [***] ([***]%) of all China Agreement Revenue received by ChemoCentryx during such Calendar Quarter.

2. Subject to the terms and conditions of this Letter and the agreement referenced in Section 8(a) if and when entered into, as applicable, ChemoCentryx hereby grants to Vifor an exclusive (even as to ChemoCentryx), royalty bearing license, with the right to grant sublicenses as provided under the terms of Section 2.2 of the VFMCRP Agreement (as applied to Vifor in place of VFMCRP, and with Japan and China (if included in the Vifor Territory pursuant to

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2.	Confidential

Section 1 above) being deemed Major Market Countries), under the ChemoCentryx Know-How and ChemoCentryx Patents (as applied to the Vifor Territory in place of the VIT Territory as referenced in such defined terms in the VFMCRP Agreement) (a) to seek Regulatory Approval and Pricing and Reimbursement Approval for and Commercialize the Product in the Field in the Vifor Territory and (b) to conduct those Development activities in the Field in the Vifor Territory allocated to Vifor in the Development Plan.

3. Notwithstanding Section 2 above, if Vifor intends to grant a sublicense under the foregoing license, Vifor shall notify ChemoCentryx in writing. Any such sublicense shall be subject to and consistent with all terms of the VFMCRP Agreement, as if the sublicense were granted by VFMCRP under the VFMCRP Agreement as amended by the amendment attached hereto as Exhibit A. No such sublicense may be granted unless and until Vifor and ChemoCentryx enter into an agreement governing at least the following:

(a) Development of the Product for the sublicensed country(ies), which would be considered Additional Studies and subject to the approval of the JSC (with decision-making authority as provided in the VFMCRP Agreement, as applied to the Vifor Territory in place of the VFMCRP Territory), unless agreed otherwise by ChemoCentryx and Vifor in writing;

(b)	Economic terms identical to the VFMCRP Agreement applicable to the rights for the sublicensed country(ies), including allocation of costs for any activities conducted therein;

(c)	ChemoCentryx’s rights to use any data and results generated with respect to the sublicensed country(ies);

(d)	Rights to obtain licenses to Third Party intellectual property rights in the sublicensed country(ies); and

(e)	Consequences for the sublicensee’s breach of its sublicense agreement with Vifor.

4. ChemoCentryx and Vifor intend that prior to June 30, 2018, Vifor will assign the rights granted in Section 2 above to VFMCRP.

5. No activities will be conducted prior to June 30, 2018 under the license granted in Section 2 above with respect to the Vifor Territory except with the prior written approval of ChemoCentryx, which shall not be unreasonably withheld. Any Development of the Product in the Vifor Territory will be conducted pursuant to the Development Plan.

6. In consideration for the rights granted under this Letter, VIT shall make a non-refundable, non-creditable payment to ChemoCentryx of twenty million United States dollars (US$20,000,000), payable in the following two (2) installments:

(a)	ten million United States dollars (US$10,000,000) within ten (10) Business Days after the date of this Letter; and

(b)	ten million United States dollars (US$10,000,000) on the first anniversary of the date of this Letter.

3.	Confidential

7. If VFMCRP and ChemoCentryx enter into the amendment attached hereto as Exhibit A by June 30, 2018, then this Letter will immediately terminate and be of no force and effect.

8. If VFMCRP and ChemoCentryx do not enter into the amendment attached hereto as Exhibit A by June 30, 2018, then as promptly as possible following such date:

(a)	ChemoCentryx and VIT shall enter into a collaboration and license agreement that sets forth the terms and conditions for the Vifor Territory consistent with the VFMCRP Agreement but with necessary changes, as discussed by ChemoCentryx and Vifor as of the date of this Letter; and

(b)	ChemoCentryx and VFMCRP shall amend the VFMCRP Agreement with necessary changes to take into account the agreement for the Vifor Territory referenced in Section 8(a), as discussed by ChemoCentryx and VIT as of the date of this Letter.

9. This Letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Letter may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

10. This Letter shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws.

11. This Letter constitutes the entire agreement, both written and oral, between ChemoCentryx and Vifor with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

4.	Confidential

If the foregoing is acceptable to you, please sign this Letter in the space provided below and return it to me.

Sincerely,

CHEMOCENTRYX, INC.

By:	/s/ Thomas J. Schall
Name:	Thomas J. Schall
Title:	President and Chief Executive Officer

Agreed to and accepted as of the date of this Letter:

VIFOR (INTERNATIONAL) LTD.

By:	/s/ Christoph Springer
Name:	Christoph Springer
Title:	Global Head of Business Development

By:	/s/ Oliver P. Kronenberg
Name:	Oliver P. Kronenberg
Title:	Group General Counsel

5.	Confidential

Exhibit A

AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (the “Amendment”) is effective as of [            ], 2017 (the “Amendment Effective Date”) by and between CHEMOCENTRYX, INC., a Delaware corporation, having an address at 850 Maude Avenue, Mountain View, CA 94043, U.S. (“ChemoCentryx”), and VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD., a corporation organized under the laws of Switzerland, having an address at Rechenstrasse 37, CH-9014 St. Gallen, Switzerland (“VFMCRP”). ChemoCentryx and VFMCRP may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

A. ChemoCentryx and VFMCRP are parties to that certain Collaboration and License Agreement, dated May 9, 2016 (the “Agreement”), pursuant to which ChemoCentryx granted VFMCRP an exclusive license to commercialize ChemoCentryx’s proprietary C5aR inhibitor known as CCX168 in certain countries. The Agreement was originally entered into between Vifor (International) Ltd. (“VIT”) and ChemoCentryx and was subsequently assigned by VIT to VFMCRP.

B. On February 8, 2017, ChemoCentryx and Vifor (International) Ltd. (“Vifor”) entered into a letter agreement pursuant to which ChemoCentryx granted Vifor an exclusive license to commercialize CCX168 in all countries of the world (excluding the U.S. and China) that were not previously licensed to VFMCRP, and Vifor paid ChemoCentryx ten million United States dollars (US$10,000,000), equal to one-half of the total upfront payment for such rights. Such letter agreement is terminated concurrently with the Parties’ entry into this Agreement.

C. This Amendment, which includes an option to expand the territory licensed to VFMCRP to include China, and which is being entered into in accordance with Section 16.2 of the Agreement, provides for such territory expansion and payment therefor by VFMCRP in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, the Parties agree as follows:

1.	AMENDMENT OF THE AGREEMENT

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date. Except to the extent the Agreement is explicitly amended by this Amendment, the Agreement will remain in full force and effect in accordance with its terms. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Agreement.

1.1 All references in the Agreement to “VIT” are hereby amended to refer instead to “VFMCRP”.

1.2 Section 1.85 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.85 “Major Market Countries” means France, Switzerland, Germany, Italy, Spain, the United Kingdom, Brazil, Japan, Canada, Mexico, South Korea and, if added to the VFMCRP Territory pursuant to Section 2.11, China.

1.3 Section 1.134 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.134 “VFMCRP Territory” means (a) the world, excluding the U.S. and China, and (b) China, if China is added to the VFMCRP Territory pursuant to Section 2.11.

1.4 The following new definitions are hereby added to the end of Article 1 of the Agreement as new Sections 1.136, 1.137 and 1.138:

1.136 “China” means the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China and the Macao Special Administrative Region of the People’s Republic of China.

1.137 “China Agreement” has the meaning set forth in Section 2.11.

1.138 “China Agreement Revenue” means all amounts received by ChemoCentryx from a Third Party under a China Agreement, but specifically excluding: (a) amounts received in consideration of the issuance of equity or debt securities of ChemoCentryx or its Affiliate; (b) payments for research, development, or commercialization activities undertaken by ChemoCentryx or its Affiliate; (c) reimbursements for amounts paid or costs incurred by or on behalf of ChemoCentryx or its Affiliate, including patent prosecution, maintenance, enforcement or defense expenses; (d) amounts received as an extension of credit or loan or as a distribution of a patent enforcement award; or (e) payments for the supply of goods and/or services. Notwithstanding the foregoing, if an upfront payment under a China Agreement includes amounts received in consideration of the issuance of equity or debt securities of ChemoCentryx or its Affiliate, [***], will be included in China Agreement Revenue. [***]. In the event that ChemoCentryx grants rights to the Product along with a license to any proprietary technology or intellectual property related to products other than the Product, ChemoCentryx shall reasonably and in good faith allocate the amounts received among all technology licensed or sublicensed, and China Agreement Revenue shall include only the portion allocated to the Product. For clarity, China Agreement Revenue excludes amounts received by ChemoCentryx from a Third Party in connection with a sale of substantially all of the business or assets to which this Agreement relates.

1.5 The last sentence of Section 2.10(d) of the Agreement and Section 2.10(e) of the Agreement are hereby deleted.

1.6 The following new Section 2.11 is hereby added to the Agreement:

2.11 China. ChemoCentryx shall notify VFMCRP within thirty (30) days after entering into a written agreement with a Third Party for development of the

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Product for Regulatory Approval in China (a “China Agreement”). If ChemoCentryx has not entered into a China Agreement by [***], then VFMCRP may elect to expand the VFMCRP Territory to include China by (a) delivering written notice of such expansion to ChemoCentryx and (b) paying ChemoCentryx a one-time, non-refundable, non-creditable payment of [***] United States dollars (US$[***]), in each case (a) and (b) within thirty (30) days after [***]. Upon ChemoCentryx’s receipt of such notice and payment during such thirty (30)-day period, the VFMCRP Territory will automatically be expanded to include China. If ChemoCentryx does not receive such notice and payment during such thirty (30)-day period, the VFMCRP Territory shall continue to exclude China. [Note: To be revised if these rights were granted to VIT prior to the execution of this Amendment.]

1.7 The following new Section 8.5 is hereby added to the Agreement:

8.5 China Agreement Revenue. Within sixty (60) days after the end of each Calendar Quarter in which ChemoCentryx receives China Agreement Revenue, ChemoCentryx shall pay to VFMCRP an amount equal to [***] percent ([***]%) of all China Agreement Revenue received by ChemoCentryx during such Calendar Quarter.

1.8 Section 9.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

9.4 Records; Audit. VFMCRP shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit ChemoCentryx to confirm the accuracy of commercial milestone and royalty payments due hereunder. ChemoCentryx shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the China Agreement Revenue received by ChemoCentryx in sufficient detail to permit VFMCRP to confirm the accuracy of payments due under Section 8.5. Such records shall be kept for such period of time required by Applicable Laws, but in no case less than three (3) years following the end of the Calendar Quarter to which they pertain. Each Party shall have the right to have an independent, certified public accountant reasonably acceptable to the other Party audit such records of the other Party to confirm Net Sales, royalties, and other payments, in the case of VFMCRP as audited Party, and to confirm China Agreement Revenue, in the case of ChemoCentryx as audited Party, for a period covering not more than three (3) years following the Calendar Quarter to which they pertain. Such audits may be exercised only once for any period and no more than once per Calendar Year during normal business hours upon reasonable prior written notice to the audited Party. Any such auditor shall not disclose the audited Party’s confidential information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments by the audited Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days after the accountant’s report, plus

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interest (as set forth in Section 9.5) from the original due date. Any overpayment by the audited Party revealed by an audit shall be credited against future payments owed by the audited Party to the other Party (and if no further payments are due, shall be refunded by the auditing Party at the request of the audited Party). The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment by the audited Party of more than five percent (5%) of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, the audited Party shall bear the cost of such audit.

2.	PAYMENTS

2.1 In consideration for the expansion of the VFMCRP Territory as set forth in this Amendment, VFMCRP shall make a non-refundable, non-creditable payment to ChemoCentryx of ten million United States dollars (US$10,000,000) on or before February 8, 2018; provided that if the Agreement is terminated prior to such date, such payment shall remain due and payable despite such termination, unless the Agreement is terminated by VFMCRP pursuant to Section 14.3 of the Agreement. [Note: To be deleted if this payment was made by VIT prior to the execution of this Amendment.]

3.	MISCELLANEOUS

3.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

3.2 Entire Agreement. The Agreement, as amended by this Amendment constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

CHEMOCENTRYX, INC.	VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: